Exhibit 10.1


                        EXTENSION OF LINE OF CREDIT AGREEMENT



Biomed Solutions, LLC


August 19, 2002


Mr. Guenter Jaensch
Chairman
Biophan Technologies, Inc.
150 Lucius Gordon Drive, Suite 215
West Henrietta, NY 14586


Re:  Credit Facility

Dear Guenter:
     This letter agreement is intended to formalize our proposal to increase by $100,000 the current funding provided by Biomed Solutions, LLC ("Biomed") to Biophan Technologies, Inc. ("BIPH") (the "Loan") in accordance with the following terms and conditions:

     1. The proceeds from the Loan will be utilized to satisfy certain obligations, including payment of American Express charges, payroll and for general working capital.

     2. Except as provided herein, the Loan shall have the same terms and conditions as the first credit facility in the amount of $250,000.

     3. The credit facility documents dated June 4, 2002 shall be amended to extend until December 1, 2002 (rather than September 1, 2002) the time by which BIPH must repay Biomed the amounts it currently owes Biomed. Biomed will receive warrant coverage for this extension as provided in paragraph 6 of the Credit Agreement.

     4. Paragraph 3(b) of the Convertible Promissory Note dated June 4, 2002 shall be amended to read as follows: "The conversion price shall be equal to the lesser of (i) the closing bid price on June 4, 2002;
         (ii) the closing bid price on the date of conversion; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the conversion date."

     5. Current warrants held by Biomed will be amended so that the exercise price associated with said warrants shall be as follows: The exercise price shall be equal to the lesser of (i) the closing bid price on June 4, 2002; (ii) the closing bid price on the date of exercise; or (iii) the lowest per share purchase price paid by any third party between June 4, 2002 and the exercise date.

     6. Biomed shall have the option to convert to common stock all or part of the amounts due to it by BIPH under the terms of the loan agreement. The conversion price shall be equal to the lesser of (i) the closing bid price on the date of closing of the Loan; (ii) the closing bid price on the date of conversion; or (iii) the lowest per share price paid by any third party between the closing of the Loan and the conversion date.

     7. Repayment of the Loan to Biomed shall occur as soon as BIPH has sufficient cash flow, but, in no event no later than 12 months from the date of this letter agreement.

     8. As additional consideration, BIPH shall pay to Biomed 33% of any revenue (cash, stock, property or other consideration) that it receives from the sale or licensing of its shielding or filtering technologies, up to a maximum of $300,000. Payments of principal on the Loan shall be credited toward the calculation of the $300,000 ceiling.

If you are in agreement with these terms and conditions, please execute below and return a signed copy to me.


                                                 Sincerely,



                                                 BIOMED SOLUTIONS, LLC

                                                 By: Michael L. Weiner
                                                    --------------------


Agreed to and accepted by: BIOPHAN TECHNOLOGIES, INC.

By: Guenter Jaensch, Chairman
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Dated: 8/19/2002
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